UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934

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OLLIE’S BARGAIN OUTLET HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

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OLLIE’S BARGAIN OUTLET HOLDINGS, INC.
6295 Allentown Boulevard, Suite 1
Harrisburg, Pennsylvania 17112

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 7, 2017

To our stockholders,

Notice is hereby given that the 2017 Annual Meeting of stockholders of Ollie’s Bargain Outlet Holdings, Inc. will be held on June 7, 2017, at 9:00 a.m. local time, at the Colonial Country Club, located at 4901 Linglestown Road, Harrisburg, PA, 17112 to:

1.	Elect the two nominees named herein as Class II directors; and
2.	Ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending February 3, 2018.

We will also consider any other matters that may properly come before the meeting or any adjournments or postponements of the meeting.

Our Board of Directors has fixed the close of business on April 18, 2017 as the record date for the determination of stockholders entitled to notice of and to vote at our Annual Meeting and any adjournments or postponements thereof.

Your vote is important. We encourage you to vote by proxy in advance of the Annual Meeting, whether or not you plan to attend.

BY ORDER OF THE BOARD OF DIRECTORS

Robert Bertram
Vice President and General Counsel

April 27, 2017

OLLIE’S BARGAIN OUTLET HOLDINGS, INC.
Proxy Statement - Table of Contents

OLLIE’S BARGAIN OUTLET HOLDINGS, INC.
6295 Allentown Boulevard, Suite 1
Harrisburg, Pennsylvania 17112

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

June 7, 2017

GENERAL INFORMATION

INFORMATION CONCERNING THE ANNUAL MEETING AND VOTING

The Board of Directors (the “Board”) of Ollie’s Bargain Outlet Holdings, Inc. (“Ollie’s,” “we,” “us,” “our,” or the “Company,”) is soliciting your proxy to be voted at the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 7, 2017, at 9:00 a.m. local time, at the Colonial Country Club, located at 4901 Linglestown Road, Harrisburg, Pennsylvania 17112, and any postponement or adjournment thereof.

Matters Considered at the Annual Meeting

At the meeting, stockholders will be asked to vote to elect the two nominees named herein as Class II directors and to ratify the selection of the independent registered public accounting firm. See “PROPOSAL 1—ELECTION OF CLASS II DIRECTORS” and “PROPOSAL 2—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.” The Board does not know of any matters to be brought before the meeting other than as set forth in the notice of meeting. If any other matters properly come before the meeting, the persons named in the enclosed form of proxy or their substitutes will vote in accordance with their best judgment on such matters.

Record Date; Stock Outstanding and Entitled to Vote

Holders of common stock as of the record date are entitled to notice of, and to vote at, the Annual Meeting. As of the record date, there were 61,090,746 shares of common stock outstanding and entitled to vote at the Annual Meeting, with each share entitled to one vote.

Important Notice of Internet Availability Proxy Materials

Under rules adopted by the Securities and Exchange Commission (the “SEC”), we are furnishing Proxy Materials to most of our stockholders on the Internet, rather than mailing printed copies. By doing so, we save costs and reduce our impact on the environment. If you received a Notice of Availability by mail, you will not receive printed copies of the Proxy Materials unless you request them. Instead, the Notice of Availability will instruct you how to access and review the Proxy Materials on the Internet. If you would like printed copies of the Proxy Materials, please follow the instructions on the Notice of Availability. The Notice of Internet Availability was first mailed on or before April 27, 2017 to all stockholders of record as of the record date for the Annual Meeting, which was the close of business on April 18, 2017.

Participating in the Annual Meeting; Admission

If you are a stockholder of record, you will need to present the Notice of Internet Availability or proxy card that you received, together with a form of personal photo identification, in order to be admitted into the meeting. If you are the beneficial owner of shares held in “street name,” you will need to provide proof of ownership, such as a recent account statement or letter from your bank, broker or other nominee as of the close of business on April 18, 2017, along with a form of personal photo identification. Alternatively, you may contact the broker, bank or other nominee in whose name your shares of common stock are registered and obtain a legal proxy to bring to the meeting.

Proxy Materials

Our Proxy Materials include:

•	This Proxy Statement;
•	A Notice of our Annual Meeting (which is attached to this Proxy Statement); and
•	Our 2016 Annual Report to Shareholders

If you received printed versions of these materials by mail (rather than through electronic delivery), these materials also include a Proxy Card or voting instruction form. If you received or accessed these materials through the Internet, your Proxy Card or voting instruction form are available to be filled out and executed electronically.

Quorum; Shares Held by Brokers

The presence at the Annual Meeting, in person or by proxy, of the holders of at least a majority of the number of shares of common stock issued and outstanding and entitled to vote as of the record date, is required to constitute a quorum to transact business at the Annual Meeting.

Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Shares represented by broker non-votes (as defined below) also are counted as present and entitled to vote for purposes of determining a quorum.

If you are the beneficial owner of shares held for you by a broker, your broker must vote those shares in accordance with your instructions. If you do not give voting instructions to your broker, your broker may vote your shares for you on any discretionary items of business to be voted upon at the Annual Meeting. If you do not provide voting instructions on a non-discretionary item, including the election of the nominees named herein as directors, the shares will be treated as “broker non-votes.” The ratification of the appointment of KPMG LLP (“KPMG”) (Proposal 2) is a routine matter on which brokers will be permitted to vote any uninstructed shares in their discretion. The election of two nominees named herein as Class II directors (Proposal 1) is a non-routine matter on which brokers will not be permitted to vote any uninstructed shares.

Required Votes on Proposals

Election of Nominees named herein as Directors. Proposal 1. The affirmative vote of the holders of a plurality of shares of common stock voting on this matter at the Annual Meeting is required to elect each nominee named herein as a director. Abstention and broker non-vote will have no effect on this proposal.

Ratification of the selection of KPMG as our independent registered public accounting firm. Proposal 2, relating to the ratification of the selection of KPMG as our independent registered public accounting firm for the fiscal year ending February 3, 2018 will be approved if it receives the affirmative vote of the holders of a majority of the shares of common stock represented at the Annual Meeting and entitled to vote and voting on the subject matter. Abstentions will have no effect on this proposal.

Other Matters. If any other matters are properly presented at the Annual Meeting for action, including a question of adjourning or postponing the meeting from time to time, the persons named in the proxies and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

How to Vote; Revocation of Proxies

Stockholders of record are requested to vote by proxy in one of four ways:

•	By telephone—Use the toll-free telephone number shown on the Notice of Internet Availability or any proxy card you receive;
•	By Internet—Visit the Internet website indicated on the Notice of Internet Availability or any proxy card you receive and follow the on-screen instructions;
•	By mail—If you request a paper proxy card by telephone or Internet, you may elect to vote by mail. If you elect to do so, you should date, sign and promptly return your proxy card by mail in the postage prepaid envelope which accompanied that proxy card; or
•	In person—You can deliver a completed proxy card at the meeting or vote in person.

Voting instructions (including instructions for both telephonic and Internet proxies) are provided on the Notice of Internet Availability and on any proxy card you receive. The Internet and telephone proxy procedures are designed to authenticate stockholder identities, to allow stockholders to give voting instructions and to confirm that stockholder instructions have been recorded properly. A control number, located on the Notice of Internet Availability or proxy card, will identify stockholders and allow them to submit their proxies and confirm that their voting instructions have been properly recorded. Costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, must be borne by the stockholder. If you submit your proxy by Internet or telephone, it will not be necessary to return a proxy card for your vote to be counted.

If a stockholder does not submit a proxy by the Internet or by telephone or return a signed proxy card, and does not attend the meeting and vote in person, his or her shares will not be voted. Shares of our common stock represented by properly executed proxies received by us or proxies submitted by telephone or via the Internet, which are not revoked, will be voted at the meeting in accordance with the instructions contained therein.

If instructions are not given and you do not indicate how your shares should be voted on a proposal, the shares represented by a properly completed proxy will be voted as the Board recommends. In addition, we reserve the right to exercise discretionary authority to vote proxies, in the manner determined by the Company in its sole discretion, on any matters brought before the Annual Meeting for which we did not receive adequate notice under the proxy rules promulgated by the SEC.

Any proxy signed and returned by a stockholder or submitted by telephone or via the Internet may be revoked at any time before it is exercised by giving written notice of revocation to the Company's Secretary at our address set forth herein, by executing and delivering a later-dated proxy (either in writing, by telephone or via the Internet) or by voting in person at the meeting. Attendance at the meeting will not, in and of itself, constitute revocation of a proxy.

If your shares are held in the name of a bank, broker, fiduciary or custodian, follow the voting instructions on the form you receive from your record holder. The availability of Internet and telephone proxies for these stockholders will depend on their voting procedures.

Emerging Growth Company

At the end of our most recently completed second fiscal quarter, which ended on July 30, 2016, we had an aggregate worldwide market value of voting and non-voting common equity held by non-affiliates of over $700 million. Accordingly, as of the end of our fiscal year on January 28, 2017, we were considered a “large accelerated filer,” as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and therefore were no longer deemed to be an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012. As an emerging growth we were able to take advantage of specified reduced reporting and other regulatory requirements for up to five years that are otherwise applicable generally to public companies. These provisions include, among other matters:

•	an exemption from the auditor attestation requirement on the effectiveness of our system of internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002, as amended;
•	an exemption from the adoption of new or revised financial accounting standards until they would apply to private companies;
•	an exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer;
•	an exemption from the requirement to seek non-binding advisory votes on executive compensation and golden parachute arrangements; and
•	reduced disclosure about executive compensation arrangements.

Since we no longer qualify as an emerging growth company, we will no longer be able to take advantage of the foregoing reduced reporting and regulatory exceptions. In addition, we will be required to hold a non-binding stockholder vote on executive compensation (“say-on-pay”) and a non-binding stockholder vote on the frequency of the say-on-pay vote not later than July 15, 2018 (three years from the date of the first sale of our common stock pursuant to an effective registration statement for a company that was an emerging growth company for less than 2 years).

Controlled Company Phase-Out

We are no longer a “controlled company” for purposes of the rules of Nasdaq Stock Market (“Nasdaq”). Controlled companies under those rules are companies of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company. In June 2016, CCMP conducted a secondary offering of our common stock, which resulted in CCMP and Mark Butler owning less than 50% of our outstanding common stock and the loss of our controlled company status. While we were a controlled company, we took advantage of certain exemptions from corporate governance requirements provided in the rules of Nasdaq. We are now in compliance with the Nasdaq rules for non-controlled companies.

Householding

Some banks, brokers and other holders of record may be participating in the practice of “householding” proxy statements, annual reports or notices. This means that only one copy of our Proxy Materials or Notice of Availability, as applicable, may have been sent to multiple stockholders in your household. If you want to receive separate copies of our Proxy Materials or Notice of Availability, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other holder of record, or you may contact Robert Bertram, Vice President and General Counsel at Ollie’s Bargain Outlet Holdings, Inc., 6295 Allentown Boulevard, Suite 1, Harrisburg, Pennsylvania 17112 or (717) 657-2300 ext. 2177.

If you own our common stock in more than one account, such as individually and also jointly with your spouse, you may receive more than one Notice of Internet Availability relating to these proxy materials or copy of these materials themselves. To assist us in saving money and to serve you more efficiently, we encourage you to have all your accounts registered in the same name and address by contacting our transfer agent: American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, NY 11219, Telephone: 800-539-5449.

Proxy Solicitation

The Company is paying the costs of the solicitation of proxies. Members of our Board and officers and employees may solicit proxies by mail, telephone, fax, email or in person. We will not pay directors, officers or employees any extra amounts for soliciting proxies. We may, upon request, reimburse brokerage firms, banks or similar entities representing street name holders for their expenses in forwarding Proxy Materials to their customers who are street name holders and obtaining their voting instructions.

No arrangements or contracts have been made or entered into with any solicitors as of the date of this Proxy Statement, although we reserve the right to engage solicitors if we deem them necessary. If done, such solicitations may be made by mail, telephone, facsimile, e-mail or personal interviews.

Annual Report and Company Information

Our Annual Report to Stockholders, which contains consolidated financial statements for the fiscal year ended January 28, 2017 (“fiscal year 2016”), is being furnished to stockholders concurrently herewith. You also may obtain a copy of our Annual Report on Form 10-K for fiscal year 2016 that was filed with the SEC, without charge, by writing to Ollie’s Bargain Outlet Holdings, Inc., Attn: Investor Relations and General Counsel, 6295 Allentown Boulevard, Suite 1, Harrisburg, Pennsylvania 17112. These materials will also be available without charge at “Investor Relations” on our website at www.ollies.us.

PROPOSAL 1—ELECTION OF CLASS II DIRECTORS

Our Board currently consists of six (6) directors, divided into three classes, with each class serving a consecutive three-year term. In 2016, at the annual meeting of stockholders, two nominees for Class I directors were elected to serve until the 2019 annual meeting. During the course of our 2016 fiscal year, our two Class I directors, Messrs. Joe Scharfenberger and Doug Cahill, departed our Board. Their resignations occurred at different times, and were expected as our private-equity sponsor, CCMP, sold its ownership position in our company. As a result of their resignations, we no longer had any directors designated as Class I directors. As our Second Amended and Restated Certificate of Incorporation provides that each class of directors shall consist, as nearly as possible, or one-third of the total number of directors, the Board determined that Messrs. Stanley Fleishman and Stephen White be moved to Class I, and each of them agreed to do so. Mr. Fleishman was formerly a Class II director and Mr. White was formerly a Class III director. The current composition of our Board is as follows: Class I consists of Stanley Fleishman and Stephen White; Class II consists of Robert Fisch and Richard Zannino; and Class III consists of Mark Butler and Thomas Hendrickson. The term of each of our current Class II Directors will expire on the date of the Annual Meeting, subject to the election and qualification of their respective successors.

In selecting director candidates, the independent directors of our Board consider whether the candidates possess the required skill sets and fulfill the qualification requirements of directors approved by the Board, including independence, sound judgment, business specialization, technical skills, diversity and other desired qualities. The following biographies describe the business experience of each director and nominee.

The nominees for election as Class II Directors at the Annual Meeting are described below. The Board, upon the recommendation of the independent directors of the Board, has nominated each of the candidates for election. The Board expects that each of the nominees will be available for election as a director. However, if by reason of an unexpected occurrence, one or more of the nominees is not available for election, the persons named in the form of proxy have advised that they will vote for such substitute nominees as the Board may nominate.

The Board recommends a vote “FOR” the nominees for Class II Directors.

Nominees for Election

Class II Directors, if elected
(term expires at 2020 annual meeting)

Robert Fisch, 67, has served as a Director since September 2015. He currently is President of RNF Group, a retail consulting company specializing in assessing and evaluating retail businesses. Mr. Fisch was the President and Chief Executive Officer of specialty fashion retailer rue21, inc from June 2001 until October 2016, a period of growth for the company. Mr. Fisch also was the Chairman of the rue21 Board of Directors during this period. Mr. Fisch served as a member of the Board of Directors of the Children's Place Retail Stores, Inc. from June 2004 until March 2013. From February 1987 to December 1999 he served as the President of Casual Corner Group, Inc. Mr. Fisch was selected to serve on our Board due to his strategic business acumen and experience as a corporate director of publicly-traded retail companies.

Richard Zannino, 58, has served as a director since September 2012. Mr. Zannino is a Managing Director of CCMP and a member of the firm’s Investment Committee. Prior to joining CCMP in 2009, Mr. Zannino was Chief Executive Officer and a member of the Board of Directors of Dow Jones & Company. Mr. Zannino joined Dow Jones as Executive Vice President and Chief Financial Officer in February 2001 and was promoted to Chief Operating Officer in July 2002 and to Chief Executive Officer and Director in February 2006. Prior to joining Dow Jones, Mr. Zannino was Executive Vice President in charge of strategy, finance, M&A, technology, and a number of operating units at Liz Claiborne. He originally joined Liz Claiborne in 1998 as Chief Financial Officer. Mr. Zannino currently serves on the Boards of Directors of Pure Gym Ltd., Jamieson Laboratories, The Hillman Group, Inc., Badger Sportswear and Shoes for Crews, LLC, which are all privately held companies, and is a trustee of Pace University. Mr. Zannino also serves on the Boards of Directors of Estee Lauder Companies Inc. (NYSE: EL) and IAC/InterActiveCorp. (Nasdaq: IAC). Mr. Zannino was selected to serve on our Board due to his past leadership experience, strong finance and management background in the retail industry and his wide-ranging experience investing in and serving as a director for a diverse group of private and public companies.

Class III Directors
 (term expires at 2018 annual meeting)

Mark Butler, 58, is one of the founders of Ollie’s, having been with Ollie’s since its inception in 1982. He has been our President and Chief Executive Officer since 2003 and has been Chairman of our Board since February 2005. Prior to holding this role, Mr. Butler was our Treasurer and Secretary. Mr. Butler also serves as Chairman of the Board of Directors of the Cal Ripken, Sr. Foundation, a national nonprofit organization focused on providing opportunities for at-risk youth. Mr. Butler brings to the Board more than three decades of institutional knowledge of our Company, as well as extensive knowledge of the retail industry, all of which we believe qualify him to serve as one of our directors.

Thomas Hendrickson, 62, has served as a director since March 2015. Mr. Hendrickson was most recently the Executive Vice President, Chief Financial Officer, Chief Administrative Officer and Treasurer for Sports Authority Inc., a sporting goods retailer, from August 2003 until his retirement in February 2014. Prior to joining Sports Authority Inc., Mr. Hendrickson was the Executive Vice President, Chief Financial Officer and Chief Administrative Officer for Gart Sports Company from January 1998 until the time of its merger with Sports Authority Inc. in August 2003. Mr. Hendrickson is currently a director and a member of the audit committee of the Board of Directors of O’Reilly Automotive, Inc. (Nasdaq: ORLY). We believe that Mr. Hendrickson’s financial, accounting, acquisition and business experience qualify him to serve as one of our directors.

Class I Directors
(term will expire at 2019 annual meeting)

Stanley Fleishman, 65, has served as a director since March 2013. Mr. Fleishman has been the Chief Executive Officer of Jetro/Restaurant Depot Group, a nationwide wholesale cash and carry food distributor, since October 1992, prior to which he held the position of Chief Financial Officer. Prior to joining Jetro/Restaurant Depot group, Mr. Fleishman was the Chief Executive Officer of Dion Stores, a South African retail chain, from 1982-1985. He holds an M.B.A. from the Wharton School of the University of Pennsylvania. We believe that Mr. Fleishman’s broad management expertise and his knowledge of the wholesale retail industry qualify him to serve as one of our directors.

Stephen White, 62, has served as a director since July, 2016. Mr. White was formerly the Chief Logistics Officer at Dollar Tree, Inc. Prior to joining Dollar Tree, Mr. White served as Director of Transportation and Administration and held various other distribution and transportation positions at Ames Department Stores from 1986 to 1994. Prior to Ames, Mr. White held several transportation and supply chain positions with a number of companies, including LyphoMed Pharmaceuticals, Eastern Airlines, Incom International, and Shell Oil Company. Mr. White holds a Bachelor’s of Science in Business Administration with dual majors in Transportation and Distribution Management, and Finance and Insurance from Northeastern University. Mr. White’s extensive experience in logistics and financial matters qualify him to serve as one of our directors.

EXECUTIVE OFFICERS

Set forth below are biographical summaries of our executive officers as of the date of this proxy statement. See “Proposal 1—Election of Class I Directors” above for information about Mr. Butler, who serves as our Chairman, President and Chief Executive Officer.

Name	Age	Position(s)
John Swygert	48	Executive Vice President, Chief Financial Officer and Secretary
Omar Segura	55	Senior Vice President, Store Operations
Jay Stasz	50	Senior Vice President of Finance and Chief Accounting Officer
Kevin McLain	51	Senior Vice President, Merchandising
Robert Bertram	48	Vice President and General Counsel
Howard Freedman	65	Vice President, Merchandising

John Swygert has been our Chief Financial Officer since March 2004, has been an Executive Vice President since March 2011 and has been our Secretary since September 2012. Mr. Swygert has worked in discount retail as a finance professional for over 24 years. Prior to joining Ollie’s, Mr. Swygert was the Executive Vice President and Chief Financial Officer for Factory 2-U Stores, Inc., a West Coast discount retailer from 1995 to 2004. Mr. Swygert also served as the Manager of Business Development and Financial Analysis for Petco Animal Supplies, Inc., the second largest pet supply chain in the U.S.

Omar Segura has been our Senior Vice President, Store Operations since January 2014. From April 2010 to January 2014, Mr. Segura was a Regional Vice President with Sears Holdings Corporation, where he oversaw store operations in the South Central region. Prior to his position with Sears, Mr. Segura held various positions with Kohl’s Department Stores during the period from June 2000 to April 2010, where his responsibilities included managing and leading store operations.

Jay Stasz has been our Senior Vice President of Finance and Chief Accounting Officer since November 2015. Mr. Stasz most recently served as Senior Vice President, Finance & Accounting for Sports Authority, a sporting goods retailer, a position he held since October 2013. Mr. Stasz has held numerous leadership roles at Sports Authority, including: Senior Vice President and Chief Information Officer, Senior Vice President and Controller, and Vice President Controller since 1998. Prior to joining Sports Authority, Mr. Stasz worked as a Senior Accountant in the audit department with Deloitte.

Kevin McLain has been our Senior Vice President, Merchandising since May 2014. From May 2011 to May 2014, Mr. McLain was a Senior Vice President with Variety Wholesalers, where he was responsible for merchandising matters. From January 1997 to May 2011, Mr. McLain held the position of Vice President, Merchandise Manager with Anna’s Linens, a textile and home goods retailer based in Costa Mesa, California. Prior to his position with Anna’s Linens, Mr. McLain served in various managerial roles for the Target Corporation.

Robert Bertram has been our Vice President and General Counsel since April 2014. Prior to joining Ollie’s, Mr. Bertram was a practicing attorney at McNees Wallace & Nurick LLC from June 2010 to April 2014, where he began serving as our Assistant Secretary in September 2012. From March 2001 to June 2010, he was a practicing corporate attorney at the law firm of Stevens & Lee.

Howard Freedman has been our Vice President, Merchandising since October 2004. He joined Ollie’s in 2000 and has served in numerous leadership roles during this time. Mr. Freedman was previously the owner and President of Denver China & Glass and, prior to joining our Company, was President of the Retail Division at the Pfaltzgraff Company from 1987 to 1998.

Each of our executive officers serve at the discretion of our Board without specified terms of office.

CORPORATE GOVERNANCE MATTERS

Director Independence

Pursuant to our Corporate Governance Guidelines and Principles, the Board is required to affirmatively determine whether our directors are independent under the Nasdaq corporate governance listing standards, the principal exchange on which our common stock is traded.

During its review of director independence, the Board considers all information it deems relevant, including without limitation, any transactions and relationships between each director or any member of his immediate family and the Company and its subsidiaries and affiliates. As a result of this review, the Board affirmatively determined that Messrs. Fisch, Fleishman, Hendrickson, White, and Zannino are independent directors under the applicable rules of Nasdaq.

Committees of the Board

Our Board has two standing committees: an Audit Committee and a Compensation Committee. Our Board has adopted charters for each of its standing committees. Copies of our committee charters are posted on our website at www.ollies.us.

Audit Committee

The current members of the Audit Committee are Messrs. Hendrickson, Fleishman and White. Mr. Scharfenberger also served on the Audit Committee until Mr. White replaced Mr. Scharfenberger as a member of the Audit Committee on July 7, 2016. Mr. Scharfenberger resigned from our Board on November 30, 2016. The Board has determined that Mr. Hendrickson is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K, and the Board is satisfied that all members of our Audit Committee have sufficient expertise and business and financial experience necessary to effectively perform their duties as members of the Audit Committee. Messrs. Hendrickson, Fleishman and White meet the definition of “independent director” for purposes of serving on our Audit Committee under applicable Securities and Exchange Commission (“SEC”) and Nasdaq rules.

The Audit Committee, among other things (i) monitors and oversees our accounting and financial reporting processes, and the integrity of the corporate accounting and financial reporting processes and financial information, including financial statements; (ii) reviews our compliance with legal and regulatory requirements; (iii) oversees our processes relating to risk management; (iv) oversees our conduct and systems of internal control over financial reporting and disclosure controls and procedures; (e) oversees the annual audit of the Company’s financial statements; (v) evaluates the independent auditor’s qualifications, engagement, compensation and independence; and (vi) monitors the performance of the Company’s independent auditors as well as any other public accounting firm engaged to perform other audit, review, or attest services.

The Audit Committee met four (4) times during fiscal year 2016. The Audit Committee meets with our independent registered public accounting firm without management present on a regular basis.

Compensation Committee

The current members of the Compensation Committee are Messrs. Zannino and Fisch. The Compensation Committee also included Mr. Cahill until his resignation from our Board on August 24, 2016. All members of the Compensation Committee meet all applicable independence standards under Nasdaq corporate governance standards.

The Compensation Committee (i) reviews and recommends to the Board appropriate compensation of our Chief Executive Officer and our other executive officers, (ii) oversees management succession planning, (iii) reviews and approves employment arrangements with our executive officers, (iv) administers equity and non-equity compensation plans and programs, (v) evaluates and recommends to the Board appropriate forms and amounts of director compensation, and (vi) prepares the annual report of the Compensation Committee. When required by applicable SEC rules, it will also recommend to the Board the frequency of the say-on-pay vote. The Compensation Committee also reviews and recommends to the Board the target annual incentive pool, the annual performance objectives for participants, and actual payouts to participants, including the executive officers. The Compensation Committee has sole decision-making authority with respect to all compensation recommendations for our executive officers, subject to further action of the Board as the Board shall determine.

To assist it in performing its duties, the Compensation Committee has the authority to engage outside consulting firms. Our compensation committee engaged Pearl Meyer & Partners LLC (“Pearl Meyer”), a consulting firm to advise on director or executive officer compensation in fiscal year 2016.

The Compensation Committee met four (4) times in fiscal year 2016. Decisions regarding executive compensation were approved by our Board after taking into account the recommendations of the Compensation Committee and its members.

Director Nominations

As permitted by the Nasdaq rules, our director nominees are selected, or recommended to our Board for election by our independent directors. The directors who participate in the consideration and recommendation of director nominees are Messrs. Fisch, Fleishman, Hendrickson, White and Zannino. Our Board believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. As there is no standing nominating committee, we do not have a nominating committee charter in place.

Our Board will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). In general, in identifying and evaluating nominees for director, our Board considers whether the candidates possess the required skill sets and fulfill the qualification requirements of directors approved by the Board, including independence, sound judgment, business specialization, technical skills, diversity and other desired qualities.

Board Role in Risk Oversight

Our Board and management continually monitor the material risks facing our Company, including, but not limited to financial risk, strategic risk, operational risk, and legal and compliance risk. Management regularly reports to the Board on its activities in monitoring and mitigating such risks. Overall responsibility for risk oversight rests with our Board. In addition, the Board may delegate risk oversight responsibility to a particular committee in situations in which the risk falls within the committee’s area of focus or expertise. Our Board believes that for certain areas of risk, our Company is better served by having the initial risk evaluation and risk monitoring undertaken by a subset of the entire Board that is more focused on the issues pertaining to the particular risk. For instance, our Compensation Committee assists the Board in evaluating risks relating to our compensation policies and procedures. Also, our Audit Committee assists the Board in fulfilling the Board's oversight responsibility relating to the evaluation of financial, regulatory and other enterprise level risks confronting the Company. As it deems necessary, the respective committee to which oversight and monitoring of a particular risk has been assigned reports on risk exposures and mitigation strategies with respect to such risk to the entire Board. The Company has reviewed its compensation policies and practices and concluded that they are not reasonably likely to have a material adverse effect on the Company.

Compensation Risk Analysis

The Compensation Committee is aware that compensation arrangements, if not properly structured, may encourage inappropriate risk-taking and has conducted a formal review, in conjunction with Pearl Meyer, of all of its incentive programs for executives and employees. After conducting this review, the Committee has concluded that our compensation programs are not reasonably likely to incentivize employee behavior that would result in any material adverse risks to the company.

Board Leadership Structure

Our Board understands there is no single, generally accepted approach to providing Board leadership and that given the dynamic and competitive environment in which we operate, the appropriate leadership may vary as circumstances warrant. Mr. Butler serves as our Chief Executive Officer and as the Chairman of our Board. Our Board believes it is in the Company’s best interests to have Mr. Butler serve as Chairman of our Board and as Chief Executive Officer. Our Board believes combining these roles promotes effective leadership and provides the clear focus needed to execute our business strategies and objectives.

Attendance at Meetings

It is our policy that each director must be prepared to devote the time required to prepare for and attend Board meetings, and fulfill their responsibilities effectively.

In fiscal year 2016, the Board held four (4) meetings (including regularly scheduled and special meetings) and took action by unanimous written consent from time to time. All incumbent directors attended at least 75% of (i) the total number of meetings of the Board (held during the period for which he has been a director); and (ii) the total number of meetings held by all committees on which he served (during the periods that he served).

Executive Sessions

Executive sessions of our independent directors are held regularly.

Stockholder Communications with the Board

Stockholders and other parties interested in communicating directly with the Board as a group may do so by writing to the Board, c/o Ollie’s Bargain Outlet Holdings, Inc., 6295 Allentown Boulevard, Suite 1, Harrisburg, Pennsylvania 17112. The General Counsel will review all correspondence and regularly forward to the Board all such correspondence that, in the opinion of the General Counsel, deals with the functions of the Board or committees thereof or that the General Counsel otherwise determines requires attention. Concerns relating to accounting, internal controls or auditing matters will immediately be brought to the attention of the Chairman of the Audit Committee. We have adopted a Whistleblower Policy, which establishes procedures for submitting these types of concerns, either personally or anonymously through the submission of a written statement to the General Counsel or the Audit Committee.

Stockholders and other parties interested in communicating directly with Mr. Hendrickson, as Chairman of the Audit Committee, may do so by writing to Mr. Thomas Hendrickson, Chairman, Audit Committee, c/o Ollie’s Bargain Outlet Holdings, Inc., 6295 Allentown Boulevard, Suite 1, Harrisburg, Pennsylvania 17112.

Corporate Governance Guidelines and Principles

We have adopted Corporate Governance Guidelines and Principles. These guidelines outline the role of our Board, the composition and operating principles of our Board and its committees and our Board’s working process. Our Corporate Governance Guidelines and Principles are posted on our website at www.ollies.us.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of the common stock of the Company, to file with the SEC reports of ownership of company securities and changes in reported ownership. Officers, directors, and greater than ten percent stockholders, are required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file. Based solely on a review of the copies of such forms furnished to the Company, or written representations from the reporting persons that no Form 5 was required, the Company believes that during fiscal year 2016 all Section 16(a) filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners were complied with, except for (i) one late Form 4 filing for directors Fisch, Fleishman, and Hendrickson for the annual grant of restricted stock units (“RSUs”) in March 2016 and (ii) one late Form 4 filing for officers Bertram, Butler, Freedman, McLain, Omar, Stasz, and Swygert for the annual grant of RSUs and stock options in March 2016.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee is a current or former officer or employee of the Company or any of its subsidiaries. None of our executive officers serves as a member of the board of directors or compensation committee of any company that has one or more of its executive officers serving as a member of our Board or Compensation Committee.

Equity Compensation Plan Information

The following table sets forth, as of January 28, 2017, certain information related to our equity compensation plans under which our common stock may be issued.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	5,562,678(1)	$9.62(2)	4,146,545(3)
Equity compensation plans not approved by security holders	—	—	—
Total	5,562,678	$9.62	4,146,545
(1)	Includes 4,338,247 outstanding options granted pursuant to our 2012 Equity Incentive Plan (the “2012 Plan”) and 1,087,713 outstanding options and 136,718 nonvested RSUs granted pursuant to our 2015 Equity Incentive Plan (the “2015 Plan” and together with the 2012 Plan, the “Equity Plans”). See Note 8 to our audited financial statements for fiscal year 2016 included in our Annual Report on Form 10-K for additional information regarding our Equity Plans
(2)	Represents the weighted average price of outstanding stock options and does not take into account RSUs granted under the 2015 Plan
(3)	All shares of common stock reserved for future issuance are reserved for issuance under the 2015 Plan

COMPENSATION OF DIRECTORS

We pay our non-employee directors who are not full-time investment professionals of CCMP annual retention fees of $50,000 in cash. The chair of the Audit Committee and the chair of the Compensation Committee each receive an annual fee of $10,000. All fees are paid in quarterly installments. Each non-employee and non-CCMP investment professional also is awarded the equivalent of $75,000 on an annual basis in equity compensation under the terms of our 2015 Plan. The Chair of the Compensation Committee, is a CCMP investment professional, and as such did not receive director fees or equity during fiscal year 2016 for his services to the Board. We also reimburse each of our directors for direct travel expenses incurred in connection with attendance at meetings of the Board and its committees.

With the assistance of Pearl Meyer, our non-employee director compensation was benchmarked against the National Association of Corporate Directors Survey, which revealed that both the level and form of non-employee director compensation was reasonable and between the 25th percentile and the median of general industry companies with revenues of between $500 million to $1 billion.

Director Compensation for Fiscal Year 2016

The following table sets forth the information concerning all compensation paid by the Company during fiscal year 2016 to our non-employee directors.

Name	Fees earned or paid in cash	Stock awards(5)	Option awards	Total
Richard Zannino(1)	$—	$—	$—	$—
Robert Fisch	50,000	75,000	—	125,000
Stanley Fleishman	50,000	75,000	—	125,000
Thomas Hendrickson	60,000	75,000	—	135,000
Stephen White(2)	25,000	56,250	—	81,250
Douglas Cahill(1)(3)	—	—	—	—
Joseph Scharfenberger(1)(4)	—	—	—	—
(1)	Messrs. Zannino, Cahill and Scharfenberger are full-time investment professionals of CCMP and did not receive any compensation for their services as members of our Board in fiscal year 2016.
(2)	Fees earned by Mr. White in fiscal year 2016 were prorated from the commencement of his service to the Company as a director on July 7, 2016.
(3)	Resigned from the Board of directors August 24, 2016.
(4)	Resigned from the Board of directors November 30, 2016.
(5)	Represents the aggregate grant date fair value for stock awards granted in 2016, determined in accordance with ASC 718.

As of January 28, 2017, Mr. Fisch held 6,250 options and 3,702 RSUs, Messrs. Fleishman and Hendrickson each held 40,750 options and 3,702 RSUs and Mr. White held 2,338 RSUs granted in conjunction with their Board services. No RSUs granted to any director were vested as of January 28, 2017.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The Compensation Committee is committed to providing a compensation program for our executives that is aligned with the strategic direction of our business and rewards executives for creating value for our shareholders. This compensation discussion and analysis (“CD&A”) provides an overview of our executive compensation program and how the compensation provided to our principal executive officer, our principal financial officer and our three other most highly compensated executive officers (collectively referred to as the Named Executive officers or NEOs) was determined in 2016.

Our NEOs for fiscal year 2016 are as follows:

Name	Position
Mark Butler	President and Chief Executive Officer
John Swygert	Executive Vice President, Chief Financial Officer and Secretary
Omar Segura	Senior Vice President of Store Operations
Jay Stasz	Senior Vice President of Finance and Chief Accounting Officer
Howard Freedman	Vice President of Merchandising

Executive Summary

In fiscal years 2016 and 2015, we compensated our NEOs through a combination of base salary and annual cash bonuses as well as grants of stock options and RSUs pursuant to our Equity Plans. Our executive officers are also eligible to receive certain benefits, which include a 401(k) plan with matching contributions, life insurance, automobile allowances, group term life insurance and group health insurance, including medical, dental and vision insurance.

Fiscal Year 2016 Performance Highlights

•	We reported a 16.8% increase in net sales and a 3.2% increase in comparable store sales;
•	We grew our store base 15.3% and ended the year with 234 stores in 19 states; and
•	Net income increased 66.8% to $59.8 million and net income per diluted share increased 50.0% to $0.96.

Fiscal Year 2016 Compensation Highlights

Our compensation program for the NEOs is driven by the need to recruit, develop, motivate and retain top talent both in the short- and long-term and align the interests of NEOs and shareholders.

Base Salaries: Two (2) of our five (5) NEOs, Messrs. Segura and Freedman, received base salary increases in fiscal year 2016 of roughly 2%. Three (3) of our NEO’s base salaries, Messrs. Butler, Swygert and Stasz remained unchanged.

Annual Incentive

For participants in the annual incentive bonus plan (the “Incentive Bonus Plan”), the bonus is based on the salary of the individual, and a sliding scale that is consistent with their position with the Company, or set out in their Employment Agreement. Our Incentive Bonus Plan is based on the level of Company performance against a target that is approved by the Board on an annual basis, and which is based on Adjusted EBITDA (the “Target Adjusted EBITDA”). In the event that the Company does not achieve a threshold of 85% of the Target Adjusted EBITDA, no bonus will be paid. The maximum bonus is payable upon achievement of at least 115% of Target Adjusted EBITDA. Between 85% and 115% of target, payouts are calculated based on linear interpolation between such amounts. For fiscal year 2016, Adjusted EBITDA of $121.1 million was approximately 11% above the Target Adjusted EBITDA of $109.4 million. For a discussion of how the Company calculates Target Adjusted EBITDA for the fiscal year 2016 Incentive Bonus Plan, see “Elements of Our Executive Compensation and Benefits Programs–Annual Incentive Compensation,” below.

Long-Term Incentive

Beginning in fiscal year 2016, long-term equity awards were made in the form of both stock options and RSUs. Under the 2015 Plan, the stock options vest ratably over four years. Vesting of RSUs differs by individual based on their length of service with the Company. Employees with less than 10 years of service were awarded RSUs that cliff vest after four years (“Non-Tenured Employee RSU Vesting”). Employees with 10 years or more years of service were awarded RSUs that vest ratably over four years (“Tenured Employee RSU Vesting”). As an employee gains tenure, they will become eligible for the Tenured Employee RSU Vesting.

Compensation Practices

Despite having only been public since July, 2015, we immediately sought to adhere to key governance practices that reflect our compensation philosophy and support long-term company success while helping to mitigate compensation risks.

What we do		What we don’t do
☑	Majority of compensation incentive-based and at risk tied to company performance	X	No guaranteed incentive payments
☑	Engage independent compensation consultants	X	No 280G excise tax gross-ups
☑	Engage in peer group benchmarking	X	No pension or retirement plans
☑	Due diligence in setting compensation targets and goals	X	No option repricing
☑	Periodically assess the compensation programs to ensure that they are not reasonably likely to incentivize employee behavior that would result in any material adverse risks to the company	X	Perquisites are not a substantial portion of our NEO pay packages
☑	Provide reasonable severance protection in our employment agreements with double trigger protections upon a change in control	X	No hedging or pledging
☑	Clawbacks of equity and cash compensation in the event of a restatement
☑	Stock ownership guidelines implemented in 2017

Role of the Compensation Committee, Management and Consultant

Compensation Committee

Our Board has delegated administration of our executive compensation program to the Compensation Committee, which among other things reviews the performance of our NEOs and makes determinations and decisions on their compensation programs, including the components, mix and targeted amounts. As described in more detail under “Compensation Committee,” the compensation committee operates under a written charter, which lays out its roles and responsibilities regarding executive compensation. Since the date of our IPO, all members of the Compensation Committee have met all applicable independence standards under NASDAQ corporate governance standards.

Management

The CEO provides input as to the other NEOs’ performance and recommends compensation adjustments for executives other than himself. Ultimately, all decisions with respect to NEO compensation are made by the Compensation Committee.

Compensation Consultant

To assist it in performing its duties, the Compensation Committee has the authority to engage outside consulting firms. Our Compensation Committee has engaged Pearl Meyer a consulting firm to advise on director or executive officer compensation since we began preparing for our IPO in early 2015. In the 2016 fiscal year, Pearl Meyer provided assistance to the Compensation Committee with respect to director and executive compensation matters.

The Compensation Committee has examined the independence of Pearl Meyer under factors contained in the NASDAQ listing standards and determined that Pearl Meyer is independent and concluded that its work for us does not raise any conflict of interest.

Compensation Philosophy

Our executive compensation programs are designed to accomplish the following principles:

•	align with and support the strategic direction of our business;
•	to link pay with overall company performance and reward executives for behaviors which drive shareholder value creation; and
•	to be financially efficient and affordable.

We have reviewed the competitiveness of compensation provided to our NEOs, and do not target a specific market level for the competitiveness of any individual element of compensation or for the program as a whole. However, we consider target compensation at levels that are competitive with other retail comparators.

Pay Mix

Our pay mix is driven by our compensation philosophy as well as each NEO’s role and strategic value to the organization. A significant amount of each NEO’s compensation is at risk, including long-term equity incentives. This philosophy aligns the interests of our executives with those of our shareholders.

Peer Group

In anticipation of our IPO in 2015, we worked with Pearl Meyer to develop a peer group of 16 high growth retail companies with revenue and market capitalization sizes similar to the Company at that time. We did not update that peer group in fiscal year 2016, and to the extent that salary adjustments were impacted by the peer group, such changes relied on the 2015 study.

Boot Barn	Movado Group, Inc.
Build-A-Bear Workshop Inc.	Select Comfort Corporation
Conns Inc.	Tile Shop Holdings, Inc.
The Container Store Group, Inc.	Tilly’s, Inc.
Five Below, Inc.	Tuesday Morning Corporation
Kirkland’s Inc.	Tumi Holdings, Inc.
Lumber Liquidators Holdings, Inc.	Perry Ellis International Inc.
Mattress Firm Holding Corp.	Stage Stores Inc.

Elements of Our Executive Compensation and Benefits Programs

Base Salary

The compensation committee considers what salaries must be paid in order to attract and retain high-quality executives. We annually review our executives’ base salaries and make adjustments only when necessary based on individual and Company performance.

We provide a minimum, fixed level of cash compensation to reflect the level of accountability of talented executives who can continue to improve the Company’s overall performance. In addition, salary is based on experience, industry knowledge, duties and scope of responsibility as well as the competitive market for talent.

During 2016 base salaries were increased by roughly 2% for Messrs. Segura and Freedman. The 2016 base salaries for Messrs. Butler, Swygert and Stasz are unchanged from fiscal year end 2015.

Annual Incentive Compensation

In March, 2016, the Compensation Committee approved the performance targets and potential bonus payouts for our NEOs for the 2016 fiscal year under our Incentive Bonus Plan. The Committee determined that, consistent with prior years, a main business objective was to continue increasing our Adjusted EBITDA, which was used as the basis for the Incentive Bonus Plan for our NEOs.

To calculate payouts under the Incentive Bonus Plan, the Company’s Adjusted EBITDA is assessed relative to the relevant performance targets (see targets for the 2016 fiscal year provided below). Bonus payouts range from 0% of the NEO’s base salary if threshold performance (85% of the Adjusted EBITDA) is not achieved to 200% of the NEO’s base salary if maximum performance (115% of the Adjusted EBITDA) is achieved. Additionally, the level of performance required to achieve maximum payout under the Incentive Bonus Plan was determined by the Committee to be reflective of truly outstanding performance.

We define EBITDA as net income before net interest expense, loss on extinguishment of debt, depreciation and amortization expenses and income taxes. Adjusted EBITDA represents EBITDA as further adjusted for non-cash stock based compensation expense, non-cash purchase accounting items, transaction related expenses and debt financing expenses, which we do not consider representative of our ongoing operating performance. EBITDA and Adjusted EBITDA are non-GAAP measures and may not be comparable to similar measures reported by other companies. For additional information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – EBITDA and Adjusted EBITDA” on page 31 of our Annual Report on Form 10-K, filed with the SEC on March 29, 2017.

The Adjusted EBITDA targets and potential payouts under the Incentive Bonus Plan for the 2016 fiscal year for each NEO, as well as performance achieved, were as follows based on $121.1 million or approximately 111% of the Target Adjusted EBITDA of $109.4 million:

Executive	Target Payout (% of Base)	Maximum Payout (% of Base)	Resulting Payout
Mark Butler	100%	200%	$1,030,000
John Swygert	75%	150%	$515,000
Omar Segura	50%	80%	$206,663
Jay Stasz	50%	80%	$178,750
Howard Freedman	50%	80%	$160,188

Long-Term Equity Incentive Compensation

Equity awards under the Company’s 2015 Plan, are a vital piece of our total compensation package. They are intended to compensate NEOs for sustained long-term performance, align the interests of our NEOs and shareholders and encourage retention through multi-year vesting schedules. Long-term equity incentive awards may take a variety of forms, including the RSUs and stock option grants made in fiscal year 2016. Levels, mix and frequency of awards are determined by the Committee, and are designed to reflect each recipient’s level of responsibility and performance.

Fiscal Year 2016 Grants

Our long-term equity incentive program for fiscal year 2016 was designed to generally deliver 50% of long-term equity value in RSUs and 50% in stock options for our NEOs. We believe awarding a significant percentage of pay in the form of long-term equity fosters strong alignment between executive and shareholder interests.

Grant values were determined in accordance with our philosophy of providing competitive total compensation level, with a heavier emphasis on variable long-term pay.

Restricted Stock Units

RSUs directly align NEOs’ and shareholders’ interests over a longer-term period and are a very important retention component of our compensation program. RSUs vest over four years, or cliff vest on the fourth anniversary of date of grant for those employees with fewer than ten years of service. See also “Fiscal Year 2016 Compensation Highlights, Long Term Incentive,” above.

Stock Options

Stock options have traditionally been granted as a component of our long-term incentive program and continue to be a valuable vehicle designed to align NEOs’ and shareholders’ interests over a longer-term period. Stock options are granted at no less than fair market value and only have value to the extent of that our stock price increases. Stock options vest ratably over a four year period.

Retirement, Health and Welfare Benefits and Other Perquisites

The majority of our compensation is in the form of base salary, Incentive Bonus Plan and long-term incentives with minimal perquisites provided. Our NEOs are entitled to participate in all of our employee benefit plans, including medical, dental, vision, group life and disability insurance, and our 401(k) Retirement Savings Plan. We provide vacation and paid holidays to our NEOs. Generally, our NEOs participate in these plans and programs on the same or similar basis as are offered to our other senior employees. As part of a legacy agreement, the Company has agreed to gross-up Mr. Butler’s life insurance policy. This provision is specific to Mr. Butler and is not be applied to any other NEOs.

Recoupment Policy

Pursuant to our 2015 Plan, any cash or equity based awards based on financial statements that are subsequently required to be restated may be recouped to the extent that the restated incentive payments would be decreased. This policy is intended to comply with any compensation recovery, “clawback” or similar policy made applicable by law including the provisions of Section 945 of the Dodd-Frank Act as applicable.

Hedging and Pledging Policy

Our Policy on Insider Trading contains explicit prohibitions for all employees on hedging or pledging of any of our company stock.

Stock Holding Requirements

Beginning in March 2017, our Board has adopted the following ownership guidelines:

Executive Level	Multiple of Salary Requirement
CEO	5x Salary
CFO	3x Salary
Other Executives	2x Salary

For purposes of meeting this policy, ownership includes:

•	Actual stock owned;
•	Vested in-the-money stock options net of an assumed 40% tax rate;
•	Vested Restricted Stock;

•	Outside purchases or holdings of Company stock; and
•	Shares beneficially owned by the family members of the Covered Executive (defined below)

Executives covered by the policy (each, a “Covered Executive” and together, the “Covered Executives”) have five (5) years to meet the guidelines established by it. However, during the period that a person covered by the policy has not met the standards set by the policy Covered Executives are encouraged to hold 50% of the shares unrealized from vesting or exercise of shares or stock options on a post-tax, net share basis In addition to the established guidelines, other guidelines regarding the length of time an Executive has to attain the guideline along with the respective holding requirements are established within the Policy.

The Compensation Committee will assess progress toward meeting ownership expectations on an annual basis, measured on the last day of the fiscal year. Management will communicate with the Committee the covered person’s progress toward increasing their ownership position.

Impact of Accounting and Tax Matters

As a general matter, the Committee reviews and considers the various tax and accounting implications of compensation vehicles that we utilize. With respect to accounting matters, the Committee examines the accounting cost associated with equity compensation in light of ASC Topic 718.

With respect to tax matters, the Committee intends to consider the impact of Section 162(m) of the Code when it is no longer covered by a special IPO transition exception. Section 162(m) generally prohibits any publicly-held corporation from taking a Federal income tax deduction for compensation paid in excess of $1 million in any taxable year to the chief executive officer and any other executive officer (other than the chief financial officer) employed on the last day of the taxable year whose compensation is required to be disclosed to stockholders under Commission rules. Exceptions include qualified performance-based compensation, among other things. It is the Committee’s policy to maximize the effectiveness of our executive compensation plans in this regard when this provision becomes applicable. Nonetheless, the Committee intends to retain the discretion to grant awards (such as restricted stock with time-based vesting) that will not comply with the performance-based exception of 162(m) if it is deemed in the best interest of the Company to do so.

SUMMARY COMPENSATION TABLE

The following table sets forth certain information for fiscal years 2016, 2015 and 2014 concerning the total compensation awarded to, earned by or paid to our NEOs.

Name and principal position	Year	Salary		Non-equity incentive plan compensation(1)	Stock awards(2)	Option awards(2)	All other compensation(4)	Total
Mark Butler	2016	$600,000		$1,030,000	$952,504	$952,502	$78,045	$3,613,051
President and Chief Executive Officer	2015	$570,952		$951,586	$—	$896,938	$85,587	$2,505,063
	2014	$521,266		$440,261	$—	$—	$104,606	$1,066,133

John Swygert	2016	$400,000		$515,000	$352,504	$352,500	$14,617	$1,634,621
Executive Vice President, Chief Financial	2015	$387,740		$484,676	$—	$1,379,898	$18,555	$2,270,869
Officer and Secretary	2014	$353,067		$223,609	$—	$396,350	$19,839	$992,865

Omar Segura	2016	$289,038		$206,663	$150,005	$150,000	$4,593	$800,299
Senior Vice President of Store Operations	2015	$283,462		$198,423	$—	$403,240	$3,807	$888,932
	2014	$275,000		$131,365	$—	$792,700	$112,668	$1,311,733

Jay Stasz	2016	$250,000		$178,750	$137,505	$137,500	$13,738	$717,493
Senior Vice President of Finance and	2015	$47,115	(3)	$32,981	$—	$279,000	$76,433	$435,529
Chief Accounting Officer	2014	$—		$—	$—	$—	$—	$—

Howard Freedman	2016	$224,038		$160,188	$120,000	$120,003	$5,769	$629,998
Vice President of Merchandising	2015	$218,170		$152,719	$—	$373,400	$5,694	$749,983
	2014	$203,234		$117,928	$—	$—	$8,311	$329,473
(1)	Represents amounts paid pursuant to the achievement of Adjusted EBITDA at 111% of the fiscal year 2016 Target Adjusted EBITDA. See “Annual Incentive Compensation,” above.
(2)	Represents the aggregate grant date fair value of the RSUs, and option awards, computed in accordance with FASB ASC Topic 718. These values have been determined based on the assumptions set forth in Note 8 to our audited consolidated financial statements for the year ended January 28, 2017 included in our Annual Report on Form 10-K for the year ended January 28, 2017. The actual value, if any that may be realized will depend on the excess of the stock price over the exercise price on the date any such options are exercised.
(3)	Amount represents a salary of $250,000 prorated from Mr. Stasz’s first day of employment with the Company, November 18, 2015.
(4)	All other compensation consists of automobile allowances, group term life insurance, 401(k) matching and contributions, relocation and related travel expenses, and medical, vision and dental insurance as set forth in the table below:
	Year	Automobile allowance	Group term life insurance	Life insurance gross-up	401(k) matching and contributions	Relocation and related travel expenses	Medical, dental and vision insurance	Total
Mark Butler	2016	$11,736	$1,806	$63,178	$1,325	$—	$—	$78,045

John Swygert	2016	$12,000	$630	$—	$1,987	$—	$—	$14,617

Omar Segura	2016	$552	$1,031	$—	$3,010	$—	$—	$4,593

Jay Stasz	2016	$12,000	$656	$—	$1,082	$—	$—	$13,738

Howard Freedman	2016	$—	$2,969	$—	$2,800	$—	$—	$5,769

Fiscal Year 2016 Grants of Plan Based Awards

During fiscal year 2016 our NEOs were awarded the following under the Annual Incentive Plan and the 2015 Plan:

		Estimated future payouts under non-equity incentive plans(1)			All other stock awards: Number of shares of stock or units(2)	All other option awards: Number of securities underlying options(3)	Exercise or base price of option awards	Grant date fair value of stock and option awards(4)
Name	Grant date	Threshold	Target	Maximum
Mark Butler	3/7/2016	$—	$600,000	$1,200,000	47,014	147,904	$20.26	$1,905,000

John Swygert	3/7/2016	$—	$300,000	$600,000	17,399	54,736	$20.26	$705,000

Omar Segura	3/7/2016	$—	$145,000	$232,000	7,404	23,292	$20.26	$300,000

Jay Stasz	3/7/2016	$—	$125,000	$200,000	6,787	21,351	$20.26	$275,000

Howard Freedman	3/7/2016	$—	$112,000	$180,000	5,923	18,634	$20.26	$240,000
(1)	The amounts reflect the threshold, target and maximum under the 2016 Incentive Bonus Plan. See “Annual Incentive Compensation” above. The actual amount paid under the 2016 Incentive Bonus Plan is reflected in the Summary Compensation Table under “Non-Equity Incentive plan Compensation”
(2)	Represents RSUs granted to our NEOs in 2016. Messrs. Butler, Swygert, and Friedman qualify for Tenured Employee RSU Vesting. Messrs. Segura and Stasz qualify for Non-Tenured Employee RSU Vesting.
(3)	Represents stock options granted to our NEOs in 2016. These options will vest ratably at a rate of twenty-five percent (25%) per year on each annual anniversary date of the grant until fully vested. Any unvested options are forfeited upon any termination of employment or death. .
(4)	Amounts represent the fair value of the awards calculated on the grant date in accordance with ASC 718.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information about outstanding equity awards held by our NEOs as of January 28, 2017.

	Option Awards					Stock Awards
Name	Option grant date	Number of Securities underlying unexercised options (Exercisable)	Number of securities underlying unexercised options (Unexercisable)	Option exercise price	Option expiration date	Number of Shares or Units of Stock that have not vested	Market value of shares or units of stock that have not vested
Mark Butler	9/28/2012(1)	1,026,760	506,690	$6.48(3)	9/28/2022
	7/15/2015(2)	39,687	119,063	$16.00	7/15/2025
	3/7/2016(2)	—	147,904	$20.26	3/7/2026	47,014(5)	$1,379,861(7)

John Swygert	9/28/2012(1)	69,000	69,000	$6.48(3)	9/28/2022
	3/11/2014(1)	3,000	69,000	$6.48(3)	3/11/2024
	3/10/2015(1)	46,000	184,000	$11.54(4)	3/10/2025
	7/15/2015(2)	14,687	44,063	$16.00	7/15/2025
	3/7/2016(2)	—	54,736	$20.26	3/7/2026	17,399(5)	$510,661(7)

Omar Segura	3/11/2014(1)	—	138,000	$6.48(3)	3/11/2024
	3/10/2015(1)	—	46,000	$11.54(4)	3/10/2025
	7/15/2015(2)	6,250	18,750	$16.00	7/15/2025
	3/7/2016(2)	—	23,292	$20.26	3/7/2026	7,404(6)	$217,307(7)

Jay Stasz	11/18/2015(2)	10,000	37,500	$17.26	11/18/2025
	3/7/2016(2)	—	21,351	$20.26	3/7/2026	6,787(6)	$199,198(7)

Howard Freedman	9/28/2012(1)	117,300	46,000	$6.48(3)	9/28/2022
	3/10/2015(1)	—	46,000	$11.54(4)	3/10/2025
	7/15/2015(2)	5,000	15,000	$16.00	7/15/2025
	3/7/2016(2)	—	18,634	$20.26	3/7/2026	5,923(5)	$173,840(7)
(1)	Options awarded under the 2012 Plan which vest ratably over five years from the grant date and which immediately vest in full upon the occurrence of a change of control.
(2)	Options awarded under the 2015 Plan which vest ratably over four years from the grant date. Unvested options will fully vest and become exercisable upon a termination of employment without cause or a resignation for good reason upon or within twelve months following the occurrence of a change of control.
(3)	Represents the per share exercise price underlying the option grant, as reduced from the original grant date exercise price of $8.70 per share in connection with our payment of a cash dividend to our shareholders in April 2014 and in May 2015.
(4)	Represents the per share exercise price underlying the option grant, as reduced from the original grant date exercise price of $12.56 per share in connection with our payment of a cash dividend to our shareholders in May 2015.
(5)	RSUs awarded under the 2015 Plan vest and become exercisable in 25% installments on each anniversary date of the grant and subject to continued service through each applicable vesting date.
(6)	RSUs awarded under the 2015 Plan vest in their entirety four years from the date of grant and subject to continued service through the vesting date.
(7)	Calculated based on $29.35, the closing price of the Company’s common stock on the last day of our fiscal year.

Options Exercised and Stock Vested

During fiscal year 2016 no RSUs held by NEOs vested. The following table sets forth all option exercises of our NEOs during fiscal year 2016.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise	Value realized upon exercise	Number of shares acquired on vesting	Value realized on vesting
Mark Butler	1,000,000	$13,270,000	—	$—

John Swygert	150,000	$2,534,700	—	$—

Omar Segura	57,500	$1,292,888	—	$—

Jay Stasz(1)	2,500	$31,225	—	$—

Howard Freedman	78,200	$1,321,661	—	$—
(1)	Mr. Stasz held these shares following exercise of the underlying options.

Employment Agreements

We have entered into employment agreements with all of our NEOs.

The Committee believes that severance and change in control arrangements, when properly tailored, are appropriate and necessary to retain the NEOs and to recruit other potential executive candidates. Further, in the case of any potential change in control, the Committee has concluded that such commitments are necessary to enable our NEOs to evaluate objectively the benefits to shareholders of the proposed transaction, notwithstanding any potential effects on their own job security.

The compensation committee also believes that reasonable severance and change in control benefits should be:

•	established with reference to an executive’s position and current cash compensation opportunities, not with reference to his or her tenure;
•	conditioned upon execution of a release of claims against the Company and its affiliates; and
•	conditioned on the executive’s commitment not to compete with the Company for a reasonable period following any cessation of his or her employment.

No NEO of the Company has a right to receive a tax gross-up related to the impact of the excise tax under Section 280G of the Internal Revenue Code.

The material provisions of each such agreement are described below. For the purposes of the employment agreements, “Company EBITDA” refers to Adjusted EBITDA without any adjustments for pre-opening expenses.

Mark Butler

In September 2012, we entered into an employment agreement with Mr. Butler in his capacity as our Chief Executive Officer, which we amended in July 2015 (the “2015 Butler Amendment”) as described below. The summary that follows reflects the terms of the employment agreement as amended except where otherwise noted.

The agreement has an initial term of three years and automatically renews for successive two-year terms unless earlier terminated in accordance with the termination provisions described below. Under the terms of the agreement, Mr. Butler is entitled to receive an annual base salary of $500,000, which is reevaluated annually by our Compensation Committee, but may not be reduced below $500,000. In fiscal year 2016, Mr. Butler’s annual base salary was $600,000.

Mr. Butler is eligible to receive an annual cash performance bonus based on our ability to achieve certain Company EBITDA targets. If our Company EBITDA is equal to or greater than a maximum for any given year, the bonus shall be 133.33% of his base salary (pursuant to the 2015 Butler Amendment this amount will increase to 200% of his base salary earned during the year; if our Company EBITDA is equal to the target Company EBITDA for a given year, the bonus shall be 66.7% of his base salary (pursuant to the 2015 Butler Amendment this amount will increase to 100% of his base salary earned during the year); and if our Company EBITDA is equal to or less than a minimum threshold for any given year, Mr. Butler will not be entitled to a bonus for that year. Our Compensation Committee may change the manner in which any bonus is determined or calculated with Mr. Butler’s consent pursuant to the agreement. Mr. Butler is also eligible for six weeks of paid time off per year and may participate in our benefit and welfare plans that are available to senior management. In addition, Mr. Butler is entitled to use a company car, for which we pay the fuel, cost of insurance, and maintenance and repair. Under the terms of the agreement, we will procure life insurance policies for Mr. Butler with an aggregate death benefit of $25 million, for which the annual aggregate premiums shall not exceed $100,000. In addition, pursuant to his employment agreement, Mr. Butler was granted options to purchase 2,533,450 (adjusted to reflect a stock split preceeding our IPO (the “Split”)) shares of non-voting Class B common stock under the terms of the 2012 Plan and the form of a nonqualified stock option award agreement. Under the terms of the 2012 Plan, eighty percent (80%) of such options have now vested.

Either we or Mr. Butler may terminate the agreement at any time upon written notice as specified in the agreements and outlined below. We may terminate Mr. Butler’s employment immediately by written notice for “cause”, death or “disability”, with 90 days prior written notice of the non-renewal of his employment, or with 30 days’ prior written notice without “cause.” Mr. Butler may resign by written notice for “good reason” and with 30 days’ prior written notice without “good reason.” Under the agreement, “disability” means a physical or psychological condition that renders Mr. Butler unable to perform substantially all of the duties of his job, despite reasonable accommodation, for a continuous period of 90 days or for 180 days in any period of 365 consecutive days.

Under Mr. Butler’s employment agreement, “good reason” means the occurrence, without Mr. Butler’s consent, of any of the following: (i) a material violation of our obligations under the agreements by us, (ii) a material reduction in his authority, excluding reductions in certain of his rights under the Stockholders Agreement, compensation, perquisites, position or responsibilities, other than a reduction in compensation or perquisites affecting all of our senior executives on an equal basis or (iii) a relocation of our primary business location by more than 25 miles; provided that any such event will only constitute good reason if Mr. Butler provides us with written notice of the existence of the good reason event within 90 days of the date on which he had actual knowledge of the existence of such good reason event and provided we have not cured such good reason event within 30 days of such written notice.

Under the agreement, “cause” means (i) a conviction of fraud, a serious felony, or a crime involving embezzlement, conversion of property or moral turpitude, (ii) a final non-appealable finding of a breach of any fiduciary duty owed to us or to any of our stockholders, (iii) Mr. Butler’s willful and continual neglect or failure to discharge his duties, responsibilities or obligations under any agreement between Mr. Butler and us, (iv) any habitual drunkenness or substance abuse which materially interferes with his ability to discharge his duties, responsibilities and obligations to us or (v) a material breach by Mr. Butler of any agreement between him and us; provided that, for each of clauses (ii) to (v) above, that Mr. Butler was given notice and failed to cure such breach within 30 days thereafter. We may not terminate the agreement for cause unless we provide written notice within 90 days of the date on which we had actual knowledge of the existence of such cause.

If we terminate Mr. Butler’s employment for cause or due to his disability or death, if he resigns without good reason or if he does not renew his employment, we must pay to him, in lieu of any other payments or benefits hereunder, any base salary earned but not paid through the termination date. If we terminate Mr. Butler’s employment without cause, if we do not renew his employment, or if he resigns for good reason, we must (i) pay him his base salary for the Severance Period (defined below), (ii) pay him a pro-rata portion of the bonus for the fiscal year in which such termination occurred, payable in a lump sum during the following calendar year, (iii) continue to provide him with reimbursement of term life insurance policy premiums during the Severance Period and (iv) continue to provide health, life and disability insurance benefits to the extent permitted under such plans until the earlier of (A) the expiration of the Severance Period and (B) the date that Mr. Butler commences new employment; conditioned upon Mr. Butler’s signing of a release of claims within 21 days following the termination date and not revoking such release within seven days thereafter, and further conditioned on his compliance with provisions relating to confidentiality, proprietary rights and restricted activities. Under Mr. Butler’s employment agreement, “Severance Period” is defined as the longer of (X) 24 months following the termination date and (Y) the end of his current term of employment.

Mr. Butler’s employment agreement includes confidentiality provisions as well as provisions relating to proprietary rights, non-solicitation and non-competition that apply during Mr. Butler’s employment and that extend for two years thereafter (six months thereafter with respect to proprietary rights), except if Mr. Butler is terminated without cause (other than due to death, disability or non-renewal of the employment agreement), in which case such period shall end on the termination date.

John Swygert

In September 2012, we entered into an employment agreement with Mr. Swygert, our Chief Financial Officer, which we amended in July 2015 (the “2015 Swygert Amendment”). The summary that follows reflects the terms of the employment agreement as amended except where otherwise noted.

The agreement has an initial term of three years and automatically renews for successive two-year terms thereafter unless either we or Mr. Swygert give 90 days’ notice of non-renewal prior to the end of any term. Under the terms of the agreement, Mr. Swygert is entitled to receive an annual base salary of $325,000, which is re-evaluated annually by our Compensation Committee with the input of the Chief Executive Officer, but may not be reduced below $325,000. In fiscal year 2016, Mr. Swygert’s annual base salary was $400,000.

Mr. Swygert is eligible to receive an annual cash performance bonus based on our ability to achieve certain Company EBITDA targets. If our Company EBITDA is equal to or greater than a maximum for any given year, the bonus shall be 100% of his base salary (pursuant to the 2015 Swygert Amendment this amount will increase to 150% of his base salary earned during the year); if our Company EBITDA is equal to the target Company EBITDA for a given year, the bonus shall be 50% of his base salary (pursuant to the 2015 Swygert Amendment, this amount will increase to 75% of his base salary earned during the year); and if our Company EBITDA is equal to or less than a minimum threshold for any given year, Mr. Swygert will not be entitled to a bonus for that year. Our Compensation Committee may change the manner in which any bonus is determined or calculated with Mr. Swygert’s consent pursuant to the agreement. Mr. Swygert is also eligible for four weeks of paid time off per year and may participate in our benefit and welfare plans that are available to senior management. In addition, Mr. Swygert is entitled to an annual $12,000 automobile allowance. The agreement also provides for a grant of options to purchase shares of non-voting Class B common stock under the terms of the 2012 Plan and the form of a nonqualified stock option award agreement. Under the terms of the 2012 Plan, eighty percent (80%) of such options have vested.

Under Mr. Swygert’s employment agreement and the 2015 Swygert Amendment, “good reason” means the occurrence, without Mr. Swygert’s consent, of any of the following: (i) a material violation of our obligations under the agreements by us, (ii) a material reduction in his authority, compensation, perquisites, position or responsibilities, other than a reduction in compensation or perquisites affecting all of our senior executives on an equal basis or (iii) a relocation of our primary business location by more than 25 miles; provided that any such event will only constitute good reason if Mr. Swygert provides us with written notice of the existence of the good reason event within 90 days of the date on which he had actual knowledge of the existence of such good reason event and provided we have not cured such good reason event within 30 days of such written notice.

Under Mr. Swygert’s employment agreement, “cause” means (i) a conviction of fraud, a serious felony, or a crime involving embezzlement, conversion of property or moral turpitude, (ii) a final non-appealable finding of a breach of any fiduciary duty owned to us or to any of our stockholders, (iii) Mr. Swygert’s willful and continual neglect or failure to discharge his duties responsibilities or obligations under any agreement between the Executive and us, (iv) any habitual drunkenness or substance abuse which materially interferes with his ability to discharge his duties, responsibilities and obligations to us or (v) a material breach by Mr. Swygert of any agreement between him and us; provided, for each of clauses (ii) to (v) above, that Mr. Swygert was given notice and failed to cure such breach within 30 days thereafter. We may not terminate the agreement for cause unless we provide written notice within 90 days of the date on which we had actual knowledge of the existence of such cause.

If we terminate Mr. Swygert’s employment for cause or due to his disability or death, if he resigns without good reason or if he does not renew his employment, we must pay to him, in lieu of any other payments or benefits hereunder, any base salary earned but not paid through the termination date.

If we terminate Mr. Swygert’s employment without cause, if we do not renew his employment, or if he resigns for good reason, we must (i) pay him his base salary for the Severance Period (defined below), (ii) pay him a pro-rata portion of the bonus for the fiscal year in which such termination occurred, payable in a lump sum during the following calendar year, and (iii) continue to provide health, life and disability insurance benefits to the extent permitted under such plans until the earlier of (A) the expiration of the Severance Period and (B) the date that Mr. Swygert commences new employment; conditioned upon the Executive’s signing of a release of claims within 21 days following the termination date and not revoking such release within seven days thereafter, and further conditioned on Mr. Swygert’s compliance with provisions relating to confidentiality, proprietary rights and restricted activities. Under Mr. Swygert’s employment agreement, “Severance Period” is defined as the longer of (X) 24 months following the termination date and (Y) the end of his then-current term of employment.

Mr. Swygert’s employment agreement includes confidentiality provisions as well as provisions relating to proprietary rights, non-solicitation and non-competition that apply during Mr. Swygert’s employment and that extend for two years thereafter (six months thereafter with respect to proprietary rights), except if Mr. Swygert is terminated without cause (other than due to death, disability or non-renewal of the employment agreement), in which case such period shall end on the termination date.

Omar Segura

In January 2014, we entered into an employment agreement with Omar Segura, our Senior Vice President of Store Operations. The agreement shall remain in effect unless terminated by us or Mr. Segura as further described below. Under the terms of the agreement, Mr. Segura is entitled to receive an annual base salary of $275,000, which is re-evaluated annually by our Compensation Committee with the input of the Chief Executive Officer, but may not be reduced below $275,000. In fiscal year 2016, Mr. Segura’s annual base salary was $290,000.

Mr. Segura is eligible to receive an annual cash performance bonus based on our ability to achieve certain Company EBITDA targets. If our Company EBITDA is equal to or greater than a maximum for any given year, the bonus shall be 80% of his base salary; if our Company EBITDA is equal to the target Company EBITDA for a given year, the bonus shall be 50% of his base salary; and if our Company EBITDA is equal to or less than a minimum threshold for any given year, Mr. Segura will not be entitled to a bonus for that year. Our Compensation Committee may change the manner in which any bonus is determined or calculated with Mr. Segura’s consent pursuant to the agreement. Mr. Segura is also eligible for three weeks of paid time off per year and may participate in our benefit and welfare plans that are available to senior management. In addition, Mr. Segura is entitled to use a company car, for which we pay for the fuel, cost of insurance, and maintenance and repair.

In addition to an annual performance bonus, Mr. Segura was also entitled to reimbursement of his reasonable moving expenses up to $75,000 as well as reimbursement of up to $10,000 of reasonable personal travel expenses from January 6, 2014 until June 30, 2014. In addition, pursuant to his employment agreement, Mr. Segura was granted options to purchase 230,000 (Split adjusted) shares of non-voting Class B common stock under the terms of the 2012 Plan and the form of a nonqualified stock option award agreement. Under the terms of the 2012 Plan, sixty percent (60%) of such options have now vested. Mr. Segura also was entitled to a signing bonus of $50,000, less applicable tax withholding, on the first regularly scheduled pay period following the commencement of his employment with the Company (the “Signing Bonus”). The Signing Bonus was subject to recapture in the event that Mr. Segura’s employment with the Company ended within two (2) years of the date that he started.

Either we or Mr. Segura may terminate the agreement at any time upon written notice as specified in the agreement and outlined below. We may terminate Mr. Segura’s employment immediately by written notice for “cause”, death or “disability” and with 30 days’ prior written notice without “cause.” Mr. Segura may resign by written notice for “good reason” and with 30 days’ prior written notice without “good reason.” Under the agreement, “disability” means a physical or psychological condition that renders him unable to perform substantially all of the duties of his job, despite reasonable accommodation, for a continuous period of 90 days or for 180 days in any period of 365 consecutive days.

Under Mr. Segura’s employment agreement, “good reason” means the occurrence, without Mr. Segura’s consent, of any of the following: (i) a material violation of our obligations under this agreement by us, (ii) a material reduction in Mr. Segura’s authority, compensation, perquisites, position or responsibilities, other than a reduction in compensation or perquisites affecting all of our senior executives on an equal basis or (iii) a relocation of our primary business location by more than 25 miles; provided that any such event will only constitute good reason if Mr. Segura provides us with written notice of the existence of the good reason within 30 days following the initial existence of such condition and subject to a 30 day cure period.

Under Mr. Segura’s employment agreement, “cause” means (i) a material breach by Mr. Segura of any agreement between him and us or any of our written lawful policies or his failure or refusal to substantially perform his required duties, (ii) misappropriation or theft of our funds or property, (iii) a conviction of, or plea of guilty or nolo contendere to, any fraud, misappropriation, embezzlement or similar act, felony or crime involving dishonesty or moral turpitude, (iv) any act by Mr. Segura involving willful misconduct or gross negligence or his failure to act involving material nonfeasance, (v) any act by Mr. Segura of dishonesty, violence or threat of violence (including any violation of federal securities laws) which is or could be reasonably expected to be injurious to our financial condition or business reputation, (vi) a finding by our Board that Mr. Segura breached any of his fiduciary duties to us or to any of our stockholders or (vii) any habitual drunkenness or substance abuse which materially interferes with his ability to discharge his duties, responsibilities and obligations to us.

If we terminate Mr. Segura’s employment for cause or due to his disability or death or if Mr. Segura resigns without good reason, we must pay to him, in lieu of any other payments or benefits hereunder, any base salary earned but not paid through the termination date.

If we terminate Mr. Segura’s employment without cause or if Mr. Segura resigns for good reason, we must pay him his base salary for 12 months following the termination date until the earlier of the end of the such 12 month period or the date Mr. Segura has commenced new employment; conditioned upon Mr. Segura’s signing of a release of claims within 21 days following the termination date and not revoking such release within seven days thereafter, and further conditioned on Mr. Segura’s compliance with provisions relating to confidentiality, proprietary rights and restricted activities.

Mr. Segura’s employment agreement includes confidentiality provisions as well as provisions relating to proprietary rights, non-solicitation and non-competition that apply during Mr. Segura’s employment and extend for two years thereafter (six months thereafter with respect to proprietary rights), except if Mr. Segura is terminated without cause (other than due to death, disability or non-renewal of the employment agreement), in which case such period shall end on the termination date.

Jay Stasz

In November 2015, we entered into an employment agreement with Jay Stasz, our Senior Vice President of Finance and Chief Accounting Officer. The agreement shall remain in effect unless terminated by us or Mr. Stasz as further described below. Under the terms of the agreement, Mr. Stasz is entitled to receive an annual base salary of $250,000, which is re-evaluated annually by our Compensation Committee with the input of the Chief Executive Officer, but may not be reduced below $250,000. In fiscal year 2016, Mr. Stasz’s annual base salary was $250,000.

Mr. Stasz is eligible to receive an annual cash performance bonus based on our ability to achieve certain Company EBITDA targets. If our Company EBITDA is equal to or greater than a maximum for any given year, the bonus shall be 80% of his base salary; if our Company EBITDA is equal to the target Company EBITDA for a given year, the bonus shall be 50% of his base salary; and if our Company EBITDA is equal to or less than a minimum threshold for any given year, Mr. Stasz will not be entitled to a bonus for that year. Our Compensation Committee may change the manner in which any bonus is determined or calculated with Mr. Stasz’s consent pursuant to the agreement. Mr. Stasz is also eligible for three weeks of paid time off per year and may participate in our benefit and welfare plans that are available to senior management. In addition, Mr. Stasz is entitled to an annual $12,000 automobile allowance.

In addition to an annual performance bonus, Mr. Stasz was also entitled to a lump sum relocation (cash) benefit of $75,000 as well as reimbursement of up to $10,000 of reasonable personal travel expenses. Mr. Stasz was also provided up to $1,600 per month for reimbursement of temporary housing costs for up to 6 months.

Either we or Mr. Stasz may terminate the agreement at any time upon written notice as specified in the agreement and outlined below. We may terminate Mr. Stasz’s employment immediately by written notice for “cause”, death or “disability” and with 30 days’ prior written notice without “cause.” Mr. Stasz may resign by written notice for “good reason” and with 30 days’ prior written notice without “good reason.” Under the agreement, “disability” means a physical or psychological condition that renders him unable to perform substantially all of the duties of his job, despite reasonable accommodation, for a continuous period of 90 days or for 180 days in any period of 365 consecutive days.

Under Mr. Stasz’s employment agreement, “good reason” means the occurrence, without Mr. Stasz’s consent, of any of the following: (i) a material violation of our obligations under this agreement by us, (ii) a material reduction in Mr. Stasz’s authority, compensation, perquisites, position or responsibilities, other than a reduction in compensation or perquisites affecting all of our senior executives on an equal basis or (iii) a relocation of our primary business location by more than 25 miles; provided that any such event will only constitute good reason if Mr. Stasz provides us with written notice of the existence of the good reason within 30 days following the initial existence of such condition and subject to a 30 day cure period.

Under Mr. Stasz’s employment agreement, “cause” means (i) a material breach by Mr. Stasz of any agreement between him and us or any of our written lawful policies or his failure or refusal to substantially perform his required duties, (ii) misappropriation or theft of our funds or property, (iii) a conviction of, or plea of guilty or nolo contendere to, any fraud, misappropriation, embezzlement or similar act, felony or crime involving dishonesty or moral turpitude, (iv) any act by Mr. Stasz involving willful misconduct or gross negligence or his failure to act involving material nonfeasance, (v) any act by Mr. Stasz of dishonesty, violence or threat of violence (including any violation of federal securities laws) which is or could be reasonably expected to be injurious to our financial condition or business reputation, (vi) a finding by our Board that Mr. Stasz breached any of his fiduciary duties to us or to any of our stockholders or (vii) any habitual drunkenness or substance abuse which materially interferes with his ability to discharge his duties, responsibilities and obligations to us.

If we terminate Mr. Stasz’s employment for cause or due to his disability or death or if Mr. Stasz resigns without good reason, we must pay to him, in lieu of any other payments or benefits hereunder, any base salary earned but not paid through the termination date.

If we terminate Mr. Stasz’s employment without cause or if Mr. Stasz resigns for good reason, we must pay him his base salary for 12 months following the termination date until the earlier of the end of the such 12 month period or the date Mr. Stasz has commenced new employment; conditioned upon Mr. Stasz’s signing of a release of claims within 21 days following the termination date and not revoking such release within seven days thereafter, and further conditioned on Mr. Stasz’s compliance with provisions relating to confidentiality, proprietary rights and restricted activities.

Mr. Stasz’s employment agreement includes confidentiality provisions as well as provisions relating to proprietary rights, non-solicitation and non-competition that apply during Mr. Stasz’s employment and extend for two years thereafter (six months thereafter with respect to proprietary rights), except if Mr. Stasz is terminated without cause (other than due to death, disability or non-renewal of the employment agreement), in which case such period shall end on the termination date.

Howard Freedman

In 2012, we entered into an employment agreement with Howard Freedman, our Vice President of Merchandising, which was subsequently amended in 2015. The agreement shall remain in effect unless terminated by us or Mr. Freedman as further described below. Under the terms of the agreement, Mr. Freedman is entitled to receive an annual base salary of $170,000, which is re-evaluated annually by our Compensation Committee with the input of the Chief Executive Officer, but may not be reduced below $170,000. In fiscal year 2016, Mr. Freedman’s annual base salary was $225,000.

Mr. Freedman is eligible to receive an annual cash performance bonus based on our ability to achieve certain Company EBITDA targets. If our Company EBITDA is equal to or greater than a maximum for any given year, the bonus shall be 80% of his base salary; if our Company EBITDA is equal to the target Company EBITDA for a given year, the bonus shall be 50% of his base salary; and if our Company EBITDA is equal to or less than a minimum threshold for any given year, Mr. Freedman will not be entitled to a bonus for that year. Our Compensation Committee may change the manner in which any bonus is determined or calculated with Mr. Freedman’s consent pursuant to the agreement. Mr. Freedman is also eligible for 4 weeks of paid time off per year and may participate in our benefit and welfare plans that are available to senior management.

Either we or Mr. Freedman may terminate the agreement at any time upon written notice as specified in the agreement and outlined below. We may terminate Mr. Freedman’s employment immediately by written notice for

“cause”, death or “disability” and with 30 days’ prior written notice without “cause.” Mr. Freedman may resign by written notice for “good reason” and with 30 days’ prior written notice without “good reason.” Under the agreement, “disability” means a physical or psychological condition that renders him unable to perform substantially all of the duties of his job, despite reasonable accommodation, for a continuous period of 90 days or for 180 days in any period of 365 consecutive days.

Under Mr. Freedman’s employment agreement, “good reason” means the occurrence, without Mr. Freedman’s consent, of any of the following: (i) a material violation of our obligations under this agreement by us, (ii) a material reduction in Mr. Freedman’s authority, compensation, perquisites, position or responsibilities, other than a reduction in compensation or perquisites affecting all of our senior executives on an equal basis or (iii) a relocation of our primary business location by more than 25 miles; provided that any such event will only constitute good reason if Mr. Freedman provides us with written notice of the existence of the good reason within 30 days following the initial existence of such condition and subject to a 30 day cure period.

Under Mr. Freedman’s employment agreement, “cause” means (i) a material breach by Mr. Freedman of any agreement between him and us or any of our written lawful policies or his failure or refusal to substantially perform his required duties, (ii) misappropriation or theft of our funds or property, (iii) a conviction of, or plea of guilty or nolo contendere to, any fraud, misappropriation, embezzlement or similar act, felony or crime involving dishonesty or moral turpitude, (iv) any act by Mr. Freedman involving willful misconduct or gross negligence or his failure to act involving material nonfeasance, (v) any act by Mr. Freedman of dishonesty, violence or threat of violence (including any violation of federal securities laws) which is or could be reasonably expected to be injurious to our financial condition or business reputation, (vi) a finding by our Board that Mr. Freedman breached any of his fiduciary duties to us or to any of our stockholders or (vii) any habitual drunkenness or substance abuse which materially interferes with his ability to discharge his duties, responsibilities and obligations to us.

If we terminate Mr. Freedman’s employment for cause or due to his disability or death or if Mr. Freedman resigns without good reason, we must pay to him, in lieu of any other payments or benefits hereunder, any base salary earned but not paid through the termination date.

If we terminate Mr. Freedman’s employment without cause or if Mr. Freedman resigns for good reason, we must pay him his base salary for 12 months following the termination date until the earlier of the end of the such 12 month period or the date Mr. Freedman has commenced new employment; conditioned upon Mr. Freedman’s signing of a release of claims within 21 days following the termination date and not revoking such release within seven days thereafter, and further conditioned on Mr. Freedman’s compliance with provisions relating to confidentiality, proprietary rights and restricted activities.

Mr. Freedman’s employment agreement includes confidentiality provisions as well as provisions relating to proprietary rights, non-solicitation and non-competition that apply during Mr. Freedman’s employment and extend for two years thereafter (six months thereafter with respect to proprietary rights), except if Mr. Freedman is terminated without cause (other than due to death, disability or non-renewal of the employment agreement), in which case such period shall end on the termination date.

Potential Payments Upon Termination of Employment or Change in Control

The following table summarizes amounts that would be payable to each of our NEOs upon resignation by the NEO with “good reason” or by us without “cause,” or upon a termination following a “change in control” on January 28, 2017. In the event of a termination by us for “cause,” “death,” disability, or without “good reason” no amounts are paid other than base salary earned but not paid through the termination date:

	Good Reason or Termination without “Cause”				Termination Following a Change in Control(4)
	Severance Payments(1)	Annual Incentive(2)	Other(3)	Total	Equity Compensation	Total
Mark Butler	$1,200,000	$1,030,000	$126,356	$2,356,356	$49,513,622	$51,869,978
John Swygert	800,000	515,000	—	1,315,000	12,726,623	14,041,623
Omar Segura	290,000	—	—	290,000	5,233,633	5,523,633
Jay Stasz	250,000	—	—	250,000	966,544	1,216,544
Howard Freedman	225,000	—	—	225,000	5,572,562	5,797,562

(1)	Each of our NEOs are eligible to receive separation payments in the event they resign from the Company for “good reason” and upon termination without “cause” and agree to certain other criteria. These conditions are more fully described in this Proxy Statement in the Section entitled “Employment Agreements.”

(2)	In the event Messrs. Butler or Swygert resign for “good reason” or are terminated without “cause”, then the Company will pay them a pro-rated portion of the bonus for the fiscal year in which such termination occurred, together with health, life and disability payments during the Severance Period.

In the event of a termination by us for “cause,” death or disability, no amounts are paid other than base salary earned but not paid through the termination date.

(3)	Mr. Butler will also continue to receive reimbursement of term life insurance policy premiums during the Severance Period.
(4)	We do not maintain separate change in control agreements with any NEOs, but our 2015 Plan provides that equity awards granted to our NEOs will be accelerated to the extent that the NEO experiences a termination without cause or with good reason (as defined in each of their employment agreements, if at all) within 12 months of the change in control.

Amounts for all NEOs represents stock options and RSUs outstanding as of January 28, 2017. A change in control triggers acceleration of vesting of these equity awards.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table includes information as of April 18, 2017, about the beneficial ownership of our common stock by:

•	each person or group who is known by us to own beneficially more than 5% of our common stock;
•	each member of our Board, each nominee for election as a director, and each of our named executive officers; and
•	all members of our Board and our executive officers as a group.

Beneficial ownership of shares is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as otherwise indicated by footnote, the number of shares and percentage ownership indicated in the following table is based on 61,090,746 outstanding shares of common stock as of the record date. In addition, shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of April 18, 2017 are deemed to be outstanding and to be beneficially owned by the entity or person holding such options for the purpose of computing the percentage ownership of such entity or person, but are not treated as outstanding for the purpose of computing the number of shares owned and percentage ownership of any other entity or person. Except as indicated by footnote and subject to community property laws where applicable, to our knowledge, the persons named in the table below will have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Unless otherwise indicated, the address for each holder listed below is c/o Ollie’s Bargain Outlet Holdings, Inc., 6295 Allentown Boulevard, Suite 1, Harrisburg, Pennsylvania 17112.

	Beneficial Ownership of Common Stock
	Number of shares		Percentage of Class
Name and Address of Beneficial Owner
5% Stockholder Not Listed Below:
FMR, LLC	6,382,632	(1)	10.53%
Blackrock, Inc.	4,276,452	(2)	7.10%
The Vanguard Group	3,877,608	(3)	6.39%
Wasatch Advisors, Inc.	3,095,451	(4)	5.10%

Named Executive Officers and Directors:
Mark Butler	13,336,598	(5)	21.44%
John Swygert	180,371	(6)	*
Omar Segura	69,573	(7)	*
Jay Stasz	17,837	(8)	*
Howard Freedman	133,638	(9)	*
Thomas Hendrickson	25,712	(10)	*
Stanley Fleishman	30,395	(11)	*
Stephen White	—
Richard Zannino	—
Robert Fisch	7,795	(12)	*
All Board members and executive officers as a group (12 persons)	13,960,569		22.25%
*	Represents beneficial ownership of less than 1% of our outstanding common stock.
(1)	Based solely on Schedule 13G/A filed with the SEC by FMR, LLC and affiliates on February 10, 2017. The address of FMR, LLC is 245 Summer Street, Boston, Massachusetts 02210.
(2)	Based solely on Schedule 13G filed with the SEC by Blackrock, Inc. and affiliates on January 30, 2017. The address of Blackrock, Inc. is 55 East 52nd Street, New York, New York 10055.
(3)	Based solely on Schedule 13G filed with the SEC by The Vanguard Group and affiliates on February 10, 2017. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(4)	Based solely on Schedule 13G filed with the SEC by Wasatch Advisors, Inc. and affiliates on February 14, 2017. The address of Wasatch Advisors, Inc. is 505 Wakara Way, Salt Lake City, Utah 84108.
(5)	Includes 5,230,480 shares held directly by Mark Butler, 7,002,695 shares held by the Mark L. Butler 2012 DE Dynasty Trust and 1,103,423 shares underlying vested options.
(6)	Includes 25,000 shares held, and 155,371 shares underlying vested options or options vesting within 60 days.
(7)	Represents 69,573 shares underlying vested options or options vesting within 60 days.
(8)	Includes 2,500 shares held, and 15,337 shares underlying vested options or options vesting within 60 days.
(9)	Includes 30,180 shares held, and 103,458 shares underlying vested options or options vesting within 60 days.
(10)	Includes 10,349 shares held, and 15,363 shares underlying vested options or options vesting within 60 days and excludes 1,950 shares held by Mr. Hendrickson’s sister-in-law in an account over which Mr. Hendrickson has discretionary trading authority. Mr. Hendrickson disclaims beneficial ownership of such 1,950 shares other than any pecuniary interest therein.
(11)	Includes 1,233 shares held, and 29,162 shares underlying vested options or options vesting within 60 days.
(12)	Includes 6,233 shares held, and 1,562 shares underlying vested options or options vesting within 60 days.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Our Board has adopted a written policy relating to the approval of related person transactions. A “related person transaction” is a transaction or arrangement or series of transactions or arrangements in which we participate (whether or not we are a party) and a related person has a direct or indirect material interest in such transaction. Our Audit Committee reviews and approves or ratifies related person transactions that exceed $120,000 individually or in the aggregate between us and (i) our directors, director nominees or executive officers, (ii) any 5% record or beneficial owner of our common stock or (iii) any immediate family member of any person specified in (i) and (ii) above. The Audit Committee will review all such related person transactions and, where the Audit Committee determines that such transactions are in our best interests, approve such transactions.

As set forth in the related person transaction policy, in the course of its review and approval or ratification of a related person transaction, the Audit Committee will, in its judgment, consider in light of the relevant facts and circumstances whether the related person transaction is, or is not inconsistent with, our best interests, including consideration of various factors enumerated in the policy.

Any member of the Audit Committee who is a related person with respect to a related person transaction under review or is otherwise not disinterested will not be permitted to participate in the discussions or approval or ratification of the related person transaction. Our policy also includes certain exemptions for related person transactions that need not be reported and provides the Audit Committee with the discretion to pre-approve certain related person transactions.

As of January 28, 2017, we lease four of our stores and our corporate headquarters from entities in which Mr. Butler, our co-founder, Chairman, President and Chief Executive Officer, or Mr. Butler’s family has a direct or indirect material interest. We lease two of our stores from Brooke Investments Co., LLC, a Pennsylvania limited liability company owned directly by Mr. Butler and his family and managed by Mr. Butler for which Brooke Investments Co., LLC receives aggregate annual lease payments of approximately $359,762. We lease one of our stores from BSA Enterprises, a Pennsylvania partnership, which is majority owned by Brooke Investments Co., LLC and which receives aggregate annual lease payments of approximately $136,784. We lease one of our stores and our corporate headquarters from MBBF L.P., a Pennsylvania limited partnership, which is managed by Mr. Butler and in which Mr. Butler has a 49.5% economic interest. MBBF L.P. receives aggregate annual lease payments from us of approximately $706,872. The leases for two stores expire in August 2018, the lease for the one store expires in January 2022, the lease for one store expires in January 2027, and the lease for our corporate headquarters expires in October 2023.

During fiscal year 2016, we paid $150,823 for the use of an airplane owned by Mr. Butler, our Chairman, Chief Executive Officer and President.

PROPOSAL 2—RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Board recommends that the stockholders ratify the selection of KPMG as our independent registered public accounting firm for the year ending February 3, 2018. The Audit Committee approved the selection of KPMG as our independent registered public accounting firm for the fiscal year ending February 3, 2018. KPMG is currently our independent registered public accounting firm.

Although the Company is not required to seek stockholder approval of this appointment, the Board believes that doing so is consistent with good corporate governance practices. If the appointment is not ratified, the Audit Committee will explore the reasons for stockholder rejection and will reconsider the appointment.

We have been advised that a representative of KPMG, our independent registered public accounting firm for the year ended January 28, 2017, will attend the Annual Meeting, will have an opportunity to make a statement if such representative desires to do so, and will be available to respond to appropriate questions.

The Board recommends a vote “FOR” ratification of the selection of KPMG as our independent registered public accounting firm.

Principal Accounting Fees and Services

KPMG serves as our independent registered public accounting firm. The following table presents aggregate fees for professional services rendered by KPMG for the years ended January 28, 2017 and January 30, 2016.

	For the Fiscal Year Ended January 28, 2017	For the Fiscal Year Ended January 30, 2016
Audit fees(1)	$1,464,000	$1,365,000
Audit-related fees(2)	—	—
Tax fees(2)	—	—
All other fees(3)	1,780	—

(1)	Audit fees for the fiscal year ended January 28, 2017 include fees for professional services related to financial procedures performed in connection with securities offerings and fees for professional services rendered for the audit and quarterly review of our consolidated financial statements filed with the SEC on Forms 10-K and 10-Q. Audit fees for the fiscal year ended January 30, 2016 include fees for professional services related to financial procedures performed in connection with securities offerings and fees for professional services rendered for the audit and quarterly review of our consolidated financial statements filed with the SEC on Forms 10-K and 10-Q.
(2)	There were no amounts billed for audit-related or tax fees for the fiscal years ended January 28, 2017 or January 30, 2016.
(3)	All other fees for the fiscal year ended January 28, 2017 is for our use of KPMG LLP’s online accounting research software.

The services provided by KPMG were pre-approved by the Audit Committee. The Audit Committee has considered whether the provision of the above-noted services is compatible with maintaining the independence of the independent registered public accounting firm and has determined, based on advice from KPMG, that the provision of such services has not adversely affected KPMG's independence.

According to its charter, the Audit Committee is responsible for approving all audit engagement fees, terms and non-audit engagements with the independent auditors on behalf of the Company in advance of providing any service.

REPORT OF THE AUDIT COMMITTEE

The duties and responsibilities of the Audit Committee are set forth in our Audit Committee Charter, which can be found on our website, www.ollies.us, under the “Investor Relations/Governance” section.

The Audit Committee has:

•	reviewed and discussed our audited financial statements for the year ended January 28, 2017 with management;
•	discussed with KPMG, our independent registered public accounting firm, the matters required to be discussed by the statement on Auditing Standard No. 16, as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”); and
•	received from KPMG the written disclosures and the letter from KPMG required by the applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence.

Based on these reviews and discussions and the reports of KPMG, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended January 28, 2017 for filing with the SEC.

The Company relied on the phase-in rules of the SEC and Nasdaq with respect to the independence of the Audit Committee. These rules permit an audit committee that has one member that is independent upon the effectiveness of the registration, a majority of members that are independent within 90 days thereafter and all members that are independent within one year thereafter. Previously, the Audit Committee was composed of a majority of independent members. On July 7, 2016, Mr. White was appointed to the Audit Committee as an independent director under the Nasdaq rules and under Rule 10A-3 of the Exchange Act, resulting in a fully independent Audit Committee within the applicable phase-in period. The Company does not believe its reliance on these phase-in rules materially adversely affected the Audit Committee’s ability to act independently or to satisfy the other requirements of Rule 10A-3 of the Securities Exchange Act of 1934.

Submitted by the Audit Committee:

Thomas Hendrickson, Chair
Stanley Fleishman
Stephen White

STOCKHOLDER PROPOSALS AND NOMINATIONS AT THE 2018 ANNUAL MEETING

In order to be included in the Company’s proxy materials for presentation at the 2018 annual meeting, a stockholder proposal pursuant to Rule 14a-8 of the Exchange Act must be received by the Company at its principal executive offices at Ollie’s Bargain Outlet Holdings, Inc., Attn: John Swygert, Executive Vice President, Chief Financial Officer and Secretary, 6295 Allentown Boulevard, Suite 1, Harrisburg, Pennsylvania 17112 by no later than the close of business on December 28, 2017, and must comply with the requirements of Rule 14a-8.

The Bylaws contain an advance notice of stockholder business and nominations requirement, which generally prescribes the procedures that a stockholder of the Company must follow if the stockholder intends, at an annual or special meeting of stockholders, to nominate a person for election to the Company’s Board of Directors or to propose other business to be considered by stockholders. These procedures include, among other things, that the stockholder give timely notice to the Secretary of the Company of the nomination or other proposed business, that the notice contain specified information, and that the stockholder comply with certain other requirements. Generally, in the case of an annual meeting of stockholders, a stockholder’s notice in order to be timely must be delivered in writing to the Secretary of the Company, at its principal executive office, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. As specified in the Bylaws, different notice deadlines apply in the case of a special meeting, or when the date of an annual meeting is more than 30 days before or 60 days after the first anniversary of the prior year’s meeting. If a stockholder’s nomination or proposal is not in compliance with the procedures set forth in the Bylaws, the Company may disregard such nomination or proposal.

Accordingly, if a stockholder of the Company intends, at the Company’s 2018 annual meeting of stockholders, to nominate a person for election to the Company’s Board of Directors or to propose other business, the stockholder must deliver a notice of such nomination or proposal to the Company’s Secretary not later than the close of business on March 18, 2018 and not earlier than the close of business on February 16, 2018.

Notices should be addressed in writing to the Secretary at Ollie’s Bargain Outlet Holdings, Inc., Attn: John Swygert, Executive Vice President, Chief Financial Officer and Secretary, 6295 Allentown Boulevard, Suite 1, Harrisburg, Pennsylvania 17112.

OTHER BUSINESS

The Board has no knowledge of any other matter to be submitted at the Annual Meeting. If any other matter shall properly come before the Annual Meeting, the persons named in this proxy statement will have discretionary authority to vote the shares thereby represented in accordance with their best judgment.

It is important that your proxy be returned promptly, whether by mail, by the Internet or by telephone. The proxy may be revoked at any time by you before it is exercised. If you attend the meeting in person, you may withdraw any proxy (including an Internet or telephonic proxy) and vote your own shares.

By Order of the Board,

MARK BUTLER
President and Chief Executive Officer